Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
12/6/2023	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S ANNOUNCES NEW TARGETS FOR DEVELOPMENT, LOYALTY MEMBERSHIP, AND CLOUD TECHNOLOGY
•Targeting 50,000 restaurants by 2027; ushering in fastest period of growth in brand’s history
•Expanding one of the world’s largest loyalty programs from 150 million to 250 million 90-day active users by 2027
•Connecting thousands of restaurants worldwide with Google Cloud technology to improve operations and customer & crew experience, beginning in 2024

CHICAGO, IL - Today McDonald's Corporation announces ambitious new growth targets to advance its Accelerating the Arches strategy.

“As I’ve said before, there has never been a better time to be part of Brand McDonald’s. The McDonald’s System has demonstrated exceptional execution of our Accelerating the Arches strategy and is delivering tremendous results across our key growth pillars,” said McDonald’s President and Chief Executive Officer Chris Kempczinski. “We have a clear trajectory for future growth as we continue to build on the brand strength, global footprint and digital ecosystem that have resulted in unparalleled competitive advantages and cemented McDonald’s as one of the world’s leading consumer-facing brands.”

Since 2019, the Company has delivered significant performance, generating 30% comparable sales growth through Accelerating the Arches. The all-encompassing strategy is underpinned by modernized values and fueled by the M-C-D growth pillars to:
•Maximize our Marketing
•Commit to the Core
•Double Down on the 3Ds (Delivery, Digital, and Drive Thru) – with the addition of a fourth D (Development) earlier in 2023

MAXIMIZE OUR MARKETING
The Company continues to build relevance amongst customers through emotional connections and world class creative, which are central to the brand’s “Feel-Good Marketing” approach.

Kantar recently named McDonald’s one of the world’s top five most valuable brands, driven by culturally relevant creativity that drives growth. It’s a recognition that speaks to the heart of McDonald’s iconic position as one of the world’s leading consumer-facing brands.

The Raise Your Arches campaign demonstrated the brand’s efficiency and agility to create and scale award-winning campaigns that feed McDonald’s global fandom and inspire brand affinity. Originally developed in the U.K., the campaign was quickly picked up by more than 35 markets around the world.

Another way in which McDonald’s connects with its customers is through personalized value and digital offers, like those available on the McDonald’s mobile app. McDonald’s is proud to be a destination of choice, and it continues to be recognized by customers with the number one position on Value and Affordability scores in the industry.

COMMIT TO THE CORE
Core menu items – like the Big Mac, Quarter Pounder, Chicken McNuggets and World-Famous Fries – are truly the core of this business, representing about 65% of Systemwide sales and driving profitable growth. Seventeen classic McDonald’s menu items are billion-dollar brands in their own right, beloved by customers around the world.

Building on its historic strength with burgers, the Company continues to evolve and innovate around its longest-standing menu item with plans to deploy the Best Burger initiative to nearly all markets by 2026.

All while the Company gains share in the rapidly growing chicken category, which it has highlighted as a significant opportunity. Today, the size of the Company's chicken business is on par with beef, as the Company continues to aggressively expand through billion-dollar equities including McNuggets, McChicken, McCrispy and McSpicy. This includes plans to offer McCrispy in nearly all markets around the world by the end of 2025 and to expand McCrispy into wraps and tenders. These planned innovations and new menu offerings reflect the Company’s ability to test and scale quickly to serve customers.

DOUBLE DOWN ON THE 4Ds: DIGITAL, DELIVERY, DRIVE THRU AND DEVELOPMENT
Digital
With 150 million 90-day active users and over $20 billion in Systemwide sales to loyalty members, McDonald’s loyalty program is one of the largest in the world. Still, the Company plans to increase its active loyalty user base to 250 million 90-day active users and deliver $45 billion in annual Systemwide sales to loyalty members by 2027. Mobile ordering is a popular and growing choice for customers, with hundreds of millions of mobile orders recorded during the third quarter of 2023.

To ensure McDonald’s restaurant teams are able to deliver the speed, convenience and freshness customers expect when they place a mobile order, the Company will expand its U.S. pilot of Ready On Arrival across its top six markets by 2025. This initiative enables crew members to begin assembling a customer’s mobile order prior to their arrival at the restaurant to expedite service and elevate customer satisfaction.

Delivery
With a massive global footprint and unmatched proximity to customers, McDonald’s has the industry’s largest delivery program globally – with 55,000 orders prepared and delivered to customers at any given moment. Customers can order delivery within the McDonald’s mobile app in five of the Company’s top markets and the Company is scaling this capability, expecting 30% of delivery orders to originate in its mobile app by 2027.

Drive Thru
McDonald’s is the largest drive thru player worldwide, with more than 27,000 drive thru locations. A first mover in locking down the best locations at attractive prices, McDonald’s network provides unmatched scale and convenience for customers. This competitive advantage in drive thru also presents significant opportunities for growth. Enhancements, such as improving the physical layout of the drive thru with additional lanes, creates additional capacity, which improves speed and efficiency and ultimately leads to sales growth and strong returns.

Development
As the Company previously announced, it will accelerate the pace of restaurant openings to fully capture the increased demand being driven through the M-C-D growth pillars. Today the Company announced it will continue to build on its industry-leading development progress by targeting expansion to 50,000 restaurants by the end of 2027. This will mark the fastest period of growth in Company history, with an expected run rate of 1,000 gross openings across the U.S. and International Operated Markets in 2027.

ADVANCING TECH-DRIVEN SOLUTIONS
The Company’s technology strategy aims to leverage scale and unlock greater speed and efficiency for customers, restaurant teams, and employees.

Today, McDonald’s and Google Cloud announced a strategic partnership to connect the latest cloud technology and apply generative AI solutions across its restaurants worldwide. This will help accelerate automation innovation from equipment manufacturers and allow restaurant general managers to quickly spot and enact solutions to reduce business disruptions. Overall, this will also reduce complexity for crew and lead to customer benefits such as hotter, fresher food.

“We’re focused on making AI more helpful for everyone, with the potential to unlock many new opportunities for innovation,” said Sundar Pichai, CEO of Google and Alphabet. “The restaurant industry is already benefiting from these advances, and we’re excited to see how McDonald’s will use our generative AI, cloud, and edge computing tools to improve their iconic dining experience for their employees and their customers all over the world.”

In addition, and beginning in 2024, the Company will begin to deploy new, universal software that all McDonald’s customer and restaurant digital platforms will run on – from the mobile app to loyalty and kiosks in store. The bespoke operating system will enable restaurants to roll out innovation even faster, with less complexity and more stability; and customers will enjoy a more familiar, consistent experience no matter where they go or how they order.

More shared data means more opportunity to accelerate customized AI solutions. The scale of incoming information from all corners of the globe will allow McDonald's GenAI models to better understand the broadest range of patterns and nuances, resulting in more informed tests and automated solutions to enhance restaurant operations.

FINANCIAL PERFORMANCE EXPECTATIONS
“Over the past decade, we’ve evolved our business model significantly, enabling us to allocate the majority of our resources to the areas of the business with the greatest stability, returns and opportunity for growth. This has resulted in a more durable business model that yields a consistently strong TSR algorithm that is expected to grow,” said Global Chief Financial Officer Ian Borden. As a result, the Company expects its evolved growth strategy to deliver the following financial targets:

	Preliminary 2024 guidance	Average, annual long-term financial targets beyond 2024
Net restaurant unit expansion	Nearly 2% of Systemwide sales growth in constant currencies	About 2.5% of Systemwide sales growth in constant currencies
Operating margin	In the mid-to-high 40% range	Continued expansion
Net new restaurant unit growth	Over 4%	Between 4% to 5% annually, targeting 50,000 global units by 2027 with a run rate of about 1,000 gross restaurant openings across the U.S. and International Operated Markets in 2027
Capital expenditures	About $2.5 billion	Sequential increases of about $300-$500 million each year through 2027
Free cash flow conversion	In the 90% range	In the 90% range
“It’s clear that our Accelerating the Arches strategy has delivered exceptional results and we’re operating from a position of strength,” said Borden. “The goals we’ve outlined today further our competitive strengths across the M, C, and Ds and our ability to continue to identify new platforms for growth puts us in the best possible position to maximize the opportunities in our strategic plan and provide long-term profitable growth for all stakeholders.”

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other charges and gains, as well as material regulatory and other income tax impacts, and bases incentive compensation plans on these results because the Company believes this better represents underlying business trends.
Comparable sales and comparable guest counts are compared to the same period in the prior year (unless a different period of comparison is noted) and represent sales and transactions, respectively, at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction, natural disasters, pandemics and acts of war, terrorism or other hostilities. Comparable sales exclude the impact of currency translation and the sales of any market considered hyperinflationary (generally identified as those markets whose cumulative inflation rate over a three-year period exceeds 100%), which management believes more accurately reflects the underlying business trends. Beginning in the first quarter of 2023, McDonald's excluded results from Argentina and Lebanon in the calculation of comparable sales due to hyperinflation (Venezuela continues to be excluded). Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. This includes sales from digital channels, which are comprised of the mobile app, delivery and kiosk at both Company-operated and franchised restaurants. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist of sales by Company-operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
Operating margin is defined as operating income as a percent of total revenues. The contributions to operating margin differ by segment due to each segment's ownership structure, primarily due to the relative percentage of franchised versus Company-operated restaurants.
Free cash flow, defined as cash provided by operations less capital expenditures, and free cash flow conversion rate, defined as free cash flow divided by net income, are measures reviewed by management in order to evaluate the Company’s ability to convert net profits into cash resources, after reinvesting in the core business, that can be used to pursue opportunities to enhance shareholder value.

RELATED COMMUNICATIONS
McDonald’s Corporation will host an Investor Update at McDonald's headquarters beginning at 9:30 a.m. (Central Time) on December 6, 2023. For additional information and registration details, please visit the Investor Events section of the Company's Internet home page at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.

UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 40,000 locations in over 100 countries. Approximately 95% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. Generally speaking, any statement in this release not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident,” “commit,” “potential” and “trajectory” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law. You should not rely unduly on forward-looking statements.
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